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                                                                   EXHIBIT 10.16


      DESCRIPTION OF THE CERIDIAN CORPORATION ANNUAL EXECUTIVE INCENTIVE PLAN


     Ceridian's Annual Executive Incentive Plan provides yearly cash bonuses to Ceridian executives. The annual determination of an individual executive's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Board's Compensation and Human Resources Committee (the "Committee") of the responsibilities of the position, competitive practice and the Committee's desire to give greater weight to performance-based compensation at higher levels of responsibility within Ceridian.

     For 1997, target bonus percentages for executive officers ranged from 35% to 65% of base salary, with the maximum possible bonus one and one-half times the target amount and the threshold bonus one-half of the target amount. For staff officers, generally 100% of the total potential annual bonus was dependent upon Ceridian achieving specified levels of earnings per share ("EPS") for 1997. For an executive officer assigned to an operating unit, 20% of the total potential bonus consisted of the same Ceridian EPS requirement, 50% consisted of a requirement that the operating unit achieve specified levels of pre-tax earnings, 20% consisted of a requirement that the operating unit achieve specified levels of revenue growth, and 10% was based on the Committee's subjective assessment of the executive officer's individual performance in the area of fostering work force diversity. Payment of the financial components of the annual bonus could be made at, above or below the target percentages depending on whether the financial performance of Ceridian (and, if applicable, the business unit to which the executive was assigned) met, exceeded or fell short of the applicable budgeted amounts, but no bonus would be payable if the applicable threshold amounts were not achieved. The Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the financial components of annual bonuses, and to adjust a bonus payment if warranted in individual circumstances.

     For purposes of determining 1997 bonuses, the Committee exercised its discretion in evaluating the impact on the financial performance of Ceridian and its business units of unusual events such as the gain from the sale of Ceridian's defense electronics division, the recognition of the future tax benefits of Ceridian's net operating loss carryforwards, and the asset impairment and other unusual charges that were recorded during 1997. As a result, 1997 bonus payments for executive officers ranged between 35% and 74.3% of base salary. For 1997 only, the employment agreements for two executive officers hired in 1997 guaranteed payment of a bonus at target bonus percentage.